UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 13, 2026
Spruce Power Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-38971	83-4109918
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

820 Gessner Road, Suite 500, Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)
(866) 777-8235
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SPRU	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

General Counsel Appointment

The Board of Directors (the “Board”) of Spruce Power Holding Corporation (the “Company”) has appointed Bobby L. Owens as General Counsel of the Company, effective July 13, 2026.

Mr. Owens previously served as Deputy General Counsel of OXEA Corporation from September 2025 to July 2026. Prior to joining OXEA, Mr. Owens served as Global General Counsel of OCI Methanol from 2018 to 2025, where he led the company's global legal function and advised executive leadership on corporate governance, mergers and acquisitions, regulatory compliance, commercial transactions, and strategic initiatives. Earlier in his career, Mr. Owens held legal positions with Owens Moss PLLC, Ryerson Inc., and Mayer Brown LLP. Mr. Owens received a J.D. from Northwestern University School of Law and a B.A. in Economics from the University of Michigan.

The selection of Mr. Owens to perform the functions of General Counsel was not pursuant to any arrangement or understanding between Mr. Owens and any other person. There are no family relationships between Mr. Owens and any director or executive officer of the Company, and there are no transactions between Mr. Owens and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

In connection with Mr. Owens’s appointment as General Counsel, Mr. Owens and the Company entered into an Offer Letter on June 22, 2026 (the “Offer Letter”), under which Mr. Owens’s service to the Company as its General Counsel would commence on a date determined by mutual agreement and will continue until terminated by the Company or Mr. Owens. Specifically, the Offer Letter provides for (i) an initial annual base salary of $325,000 and (ii) an annual cash bonus opportunity with a target of 60% of his base salary to be based on achieving annual performance metrics determined by the Board or as may be payable by the Board in its discretion. Mr. Owens will also be awarded an initial equity award in the form of restricted stock units valued at $100,000 (the “Sign-On Award”) and will be eligible to receive annual equity awards in the form of restricted stock units valued at 75% of his initial base salary (the “Annual Awards”). The Sign-On Award and the Annual Awards shall vest in four equal, annual installments, with the first such installment vesting on the first anniversary of the date of grant, subject to Mr. Owens’s continued service on the applicable vesting date. The 2026 Annual Award will be prorated based on Mr. Owens’s start date. Mr. Owens will be named a participant in the Company’s Executive Severance Plan (the “Severance Plan”) with severance based on a multiplier of 1.5x Mr. Owens’ then-current base salary plus the full amount of his then-current target bonus. From his start date through December 31, 2026, Mr. Owens will be entitled to only 50% of any benefits to him triggered under the Severance Plan, with the Sign-On Award fully accelerating and any Annual Awards accelerating only for the then-current year. From and after January 1, 2027, Mr. Owens will be entitled to 100% of any benefits to him triggered under the Severance Plan. In addition, Mr. Owens will be entitled to the indemnification arrangements available to the Company’s other executive officers.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by the terms and conditions of the Offer Letter, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.

Chief Legal Officer Transition

On July 13, 2026, the Board approved the termination of the employment of the Company’s Chief Legal Officer, Jonathan Norling, effective as of a date to be determined by the Company’s chief executive officer. The Company intends to enter into a separation agreement with Mr. Norling, the terms of which will be disclosed after such terms are available.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRUCE POWER HOLDING CORPORATION

Date: July 16, 2026	By:	/s/ Thomas James Cimino
	Name:	Thomas James Cimino
	Title:	Chief Financial Officer
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